UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/01/2005

NUTRI SYSTEM INC DE
(Exact name of registrant as specified in its charter)

Commission File Number:  0-28551

DE	23-3012204
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

200 Welsh Road, Horsham, PA 19044
(Address of principal executive offices, including zip code)

215 706 5302
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

Effective December 1, 2005 (the "Effective Date"), the Company entered into an employment agreement with Will Auchincloss as an executive officer with the title of President, Slim and Tone Division, at an initial annual salary of $200,000 per annum. The agreement has a term of two years, with automatic one-year renewal terms unless either party gives at least a three-month advance notice of non-renewal. Mr. Auchincloss will receive restricted shares of the Company's common stock valued at $1,000,000, dated as of the Effective Date and scheduled to vest in equal annual installments over three years. In addition to the restricted stock grant, a relocation package and being allowed to participate in any bonus programs established by the CEO or the Compensation Committee, Mr. Auchincloss will receive a signing bonus of $25,000 payable on or around December 15, 2005 and guaranteed bonuses of $25,000 on or around December 15 in each of 2006 and
2007 so long as he is an employee in good standing with the Company at the time of any bonus payment. If Mr. Auchincloss is terminated without cause
(with one month advance notice of termination without cause), then, in exchange for a mutual general release, the Company will (1) pay a lump sum severance payment in the amount equal to six months of the salary then in effect, (2) continue group healthcare, group life and AD&D coverage for six months, (3) reduce covenants against non-competition to a six-month period from the termination date and (4) accelerate all unvested shares of restricted stock granted on the Effective Date for 12 months of vesting. A copy of NutriSystem's press release is attached hereto as Exhibit 99.1 and hereby incorporated by reference.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUTRI SYSTEM INC DE

Date: December 06, 2005	By:	/s/ James D. Brown
James D. Brown
Executive Vice President & CFO

Exhibit Index

Exhibit No.	Description
EX-99.1	NutriSystem's Press Release